MSB Financial Corp to Pay $0.22 Special Dividend
Released: 4/21/2020
Millington, N.J. - MSB Financial Corp., (the “Company”) (Nasdaq: MSBF), the holding company for Millington Bank, announced today that its Board of Directors has declared a special cash dividend of $0.22 per share on its outstanding common stock, payable on or about May 26, 2020 to stockholders of record as of the close of business on May 12, 2020.
Such dividend payment is consistent with the Agreement and Plan of Merger (“Merger Agreement’) dated December 18, 2019 between Kearny Financial Corp. (“Kearny”) and the Company providing for the merger of the Company with and into Kearny, with Kearny as the surviving corporation (the “Merger”). The Merger Agreement provides that the Company may pay dividends on its common stock pending the closing of the Merger comparable to any dividend paid by Kearny on its common stock, with such Company dividend equal to the Kearny dividend payment per share multiplied by 1.3, and a dividend comprised of the dollar amount of certain cost savings realized prior to the Merger. Based upon the Kearny dividend of $0.08 per share paid in March 2020, that permits a Company dividend of $0.104 per share. In addition, the realized cost savings permits a dividend of $0.116 per share, yielding a total dividend payment permissible under the Merger Agreement of $0.22 per share on the Company’s common stock.
The Company is the holding company for Millington Bank which operates through four branches located in Morris and Somerset Counties, New Jersey.

Additional Information
This communication refers to the proposed merger between Kearny and the Company. This material is not a solicitation of any vote or approval of stockholders of the Company and is not a substitute for the proxy statement/ prospectus or any other documents the Company may send to its shareholders in connection with the proposed merger. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities.
Investors and stockholders are urged to carefully review and consider each of Kearny’s and MSBF’s public filings with the SEC, including, but not limited to, their Annual Reports on Form 10-K, their proxy statements, their Current Reports on Form 8-K and their Quarterly Reports on Form 10-Q. The documents filed by Kearny with the Securities and Exchange Commission (the “SEC”) may be obtained at the SEC’s Internet site (www.sec.gov). You will also be able to obtain these documents, free of charge, from Kearny at www.kearnybank.com under the tab “About” under “Investor Relations” or by requesting them in writing to Kearny Financial Corp., 120 Passaic Avenue, Fairfield, New Jersey 07004, Attention: Gail Corrigan, or from MSBF at www.millingtonbank.com under the tab “About Us” under “Investor Relations” or by requesting them in writing to MSB Financial Corp., 1902 Long Hill Rd, Millington, NJ 07946 Attention: Nancy Schmitz. In connection with the proposed merger, Kearny has filed with the SEC a registration statement on Form S-4 that includes a proxy statement of the Company and a prospectus of Kearny, as well as other relevant documents concerning the proposed merger.
Investors and stockholders are urged to carefully read the entire registration statement and proxy statement regarding the proposed merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. Copies of the registration statement and proxy statement/prospectus and the filings that will be incorporated by reference therein, as well as other filings containing information about Kearny and the Company, when they become available, may be obtained at the SEC’s Internet site (www.sec.gov). Free copies of these documents may be obtained as described in the preceding paragraph.
MSBF and Kearny and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Kearny and MSBF in connection with the proposed merger. Information about the directors and executive officers of Kearny is set forth in the proxy statement for the Kearny 2019 annual meeting of stockholders, as filed with the SEC on Schedule 14A on September 13, 2019. Information

about the directors and executive officers of MSBF is set forth in the proxy statement for the MSBF 2019 annual meeting of stockholders, as filed with the SEC on Schedule 14A on April 18, 2019. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction and a description of their direct and indirect interests, by security holdings or otherwise, may be obtained by reading the proxy statement/prospectus and other relevant documents regarding the proposed merger to be filed with the SEC when they become available. Free copies of these documents may be obtained as described above.

Forward Looking Statement Disclaimer
This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors. Therefore, readers should not place undue reliance on any forward-looking statements. MSB Financial Corp. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Contact:	Michael A. Shriner, President & CEO
(908) 458-4002
mshriner@millingtonbank.com